Exhibit 99.1

Liberty Media Comments on Ruling in IAC Litigation

ENGLEWOOD, Colo., March 28, 2008 /PRNewswire-FirstCall/ — Liberty Media Corporation (“Liberty”) (Nasdaq: LINTA) today commented on the ruling by the Delaware Chancery Court, regarding the IAC/InterActiveCorp (“IAC”) litigation.

We are disappointed that the Court did not agree with our position on a number of our claims.  However, it is important to note that the Court deferred a decision on whether the IAC Board is complying with their fiduciary duties pending further action by the IAC Board.

Our primary objection to the spin-offs relates to the proposed use of a single-tier voting structure.   We have never suggested that Liberty was otherwise opposed to the spin-offs.

We are evaluating all of our options, including whether to appeal the Court’s decision.  In any event, we expect that the IAC Board will heed its fiduciary duties and will act appropriately to ensure a fair and equitable outcome.  Whether we take any further legal action to enforce these duties will depend on the course pursued by the IAC Board.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group, which includes Liberty’s interests in QVC.com, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment Group, which includes Liberty’s interests in the DIRECTV Group, Inc., Starz Entertainment, FUN Technologies, Inc., GSN, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital group, which includes all businesses, assets and liabilities not attributed to the Interactive Group or the Entertainment Group including our subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.